Exhibit 99.1

Eikon Therapeutics Reports First Quarter 2026 Financial Results and Provides Clinical Updates

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Maintained strong financial position with $596 million in cash, cash equivalents and marketable securities as of March 31, 2026

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Continued execution across the oncology pipeline, with a strategic focus on three priority programs: EIK1001, a Toll-like receptor 7/8 (TLR7/8) agonist, EIK1003, a next-generation, highly selective PARP1 inhibitor, and EIK1005, a WRN helicase inhibitor

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Six abstracts accepted for the American Society of Clinical Oncology (ASCO) annual meeting highlighting new data from the company’s lead programs including new safety, tolerability, and efficacy data

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Publication of a manuscript in the Journal of Medicinal Chemistry on the use of single molecule tracking (SMT) to advance chemical matter for discovery programs in the absence of robust biochemical assays

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Roger M. Perlmutter, Board Chair and CEO, to participate in the Bank of America Securities 2026 Global Healthcare Conference in Las Vegas, May 12, 2026

MILLBRAE, Calif., May 11, 2026 -- Eikon Therapeutics, Inc. (Nasdaq: EIKN) (“Eikon”), a late-stage clinical biopharmaceutical company dedicated to developing innovative medicines to address serious unmet medical needs, today reported first quarter 2026 financial results and provided updates on its lead clinical programs.

“We made meaningful progress in the first quarter advancing our oncology programs and expanding the clinical evidence supporting their potential,” said Roger M. Perlmutter, M.D., Ph.D., Chief Executive Officer and Board Chair of Eikon Therapeutics. “We are particularly encouraged by the breadth of data emerging across our pipeline, which will be featured at the ASCO annual meeting, and we believe these programs are well positioned to address important unmet needs in oncology. With a strong balance sheet, we remain focused on disciplined execution as we advance toward additional clinical milestones this year.”

Clinical Updates

Eikon continues to advance its lead programs and reports the following updates through the end of the first quarter of 2026:

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EIK1001 is a systemically administered dual-agonist of Toll-like receptors 7 and 8 designed to stimulate both innate and adaptive immune responses. Phase 1 studies have previously shown that EIK1001 exhibits single-agent activity in patients with advanced malignancy. This mechanism may complement the antitumor immune response engendered by PD-(L)1 blockade. The program continues to advance across multiple clinical trials in melanoma and non-small cell lung cancer ("NSCLC"). Three abstracts have been accepted for presentation at the American Society of Clinical Oncology ("ASCO") annual meeting, including an updated data set from a now fully enrolled Phase 2 trial evaluating EIK1001 in combination with pembrolizumab and chemotherapy for NSCLC. The updated data set includes a full interim data readout of the non-squamous cohort and a partial interim data readout of the squamous cohort. In addition, we expect to make a Trial-in-Progress presentation to highlight an ongoing Phase 2/3 trial of EIK1001 in combination with pembrolizumab for advanced melanoma, as well as the initiation of a Phase 2/3 trial in combination with pembrolizumab and chemotherapy for stage 4 NSCLC.

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EIK1003 is a next-generation, highly selective PARP1 inhibitor that has been observed to leave PARP2 signaling intact. PARP2 inhibition may be a key driver of the hematological toxicity associated with first generation, non-selective PARP inhibitors. The program is advancing through an ongoing Phase 1/2 trial in patients with breast, ovarian, prostate, or pancreatic cancer. An abstract has been accepted for presentation at the ASCO annual meeting, including updated data from Cohort 1A evaluating EIK1003 as a monotherapy and Cohort 1C evaluating EIK1003 in combination with paclitaxel in patients with platinum-resistant ovarian cancer, or breast cancer patients who are either Her-2 negative, ER+, and hormonal therapy-experienced, or ER- and chemotherapy-experienced. The dose escalation portion of the trial has been completed for Cohorts 1A, 1B (in prostate cancer patients in combination with the novel hormonal agent, abiraterone, and prednisone), and 1C, with backfill nearing completion. Separately, the first patient has been dosed in a Phase 2 dose optimization trial. In addition, global site selection has been initiated for Cohort 1D, which will evaluate EIK1003 in combination with paclitaxel and platinum-based chemotherapeutic agents in patients with breast or ovarian cancer.

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EIK1005 is a WRN helicase inhibitor with demonstrated in vitro activity in MSI-high cancer cells. EIK1005 was optimized using Eikon’s technology platform, which includes its imaging instruments that permit single molecule tracking in living cells. The program has advanced into clinical development, with a Phase 1/2 trial underway in patients with advanced solid tumors, which began dosing in February 2026. Two abstracts have been accepted for presentation or publication at the ASCO annual meeting, including data on pharmacokinetics and pharmacodynamics in healthy volunteers and resulting dose modeling, as well as a Trial-in-Progress presentation for the ongoing Phase 1/2 trial.

First Quarter 2026 Financial Results

Cash Position: As of March 31, 2026, Eikon had cash, cash equivalents, and marketable securities of $596.0 million. Eikon expects its current cash, cash equivalents, and marketable securities, to fund operations into the second half of 2027.

Research and Development (“R&D”) expenses: R&D expenses were $70.0 million for the first quarter of 2026 compared to $56.6 million for the first quarter of 2025, an increase of $13.5 million, or 24%. The increase was primarily due to accelerating clinical trial activity and a $5.0 million milestone payment to Impact Therapeutics (Shanghai) Inc. in the first quarter of 2026 for advancement of EIK1003 into Phase 2 development.

General and Administrative (“G&A”) expenses: G&A expenses were $17.3 million for the first quarter of 2026 compared to $14.8 million for the first quarter of 2025, an increase of $2.5 million, or 17%. The increase was primarily due to higher depreciation expense following the occupation of Eikon’s Millbrae headquarters in April 2025 and higher professional fees, insurance expenses, and recruitment fees.

Net Loss: Net loss attributable to common stockholders was $83.0 million for the first quarter of 2026, as compared to $74.5 million for the prior-year period.

About Eikon Therapeutics

Eikon is a late-stage clinical biopharmaceutical company dedicated to building a global, fully-integrated organization developing innovative medicines to address serious unmet medical needs. Eikon’s initial focus is oncology, where it is advancing a pipeline of drug candidates that could eventually become lifesaving medicines. Eikon deploys its technology platform, including its proprietary single molecule tracking system, to develop internally-derived novel therapies, while also leveraging the deep expertise of its management team to in-license promising assets. Eikon’s vision is to become a generational leader, by purposefully integrating traditional biology research with advanced engineering to develop better medicines faster. For more information, visit www.eikontx.com.

Forward-Looking/Safe Harbor Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements in this press release that are not historical facts are hereby identified as forward-looking statements for this purpose. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these words.

Forward-looking statements in this press release include, but are not limited to, statements regarding: the therapeutic potential of Eikon’s product candidates; the timing for anticipated data readouts; expected milestones and business objectives for 2026 and beyond, including Eikon’s anticipated presentations at the ASCO annual meeting; the anticipated cash runway into the second half of 2027; and other statements regarding Eikon’s future operations, financial performance, financial position, prospects, objectives, strategies and other future events.

These forward-looking statements are based upon management’s current expectations and assumptions, and are subject to a number of risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated by such forward-looking statements including, among others: our limited operating history; our significant net losses incurred since inception and the likelihood of incurring additional losses for the foreseeable future; our need for substantial additional funding; the early stage of development of many of our product candidates and the possibility that our product candidates may fail in development; our dependence on the success of our current product candidates; our ability to leverage our technology platform to enable more informed drug research and development; legal and regulatory risks; intellectual property-related risks; and those risks, uncertainties and other factors discussed under the caption “Risk Factors” and elsewhere in Eikon’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the Securities and Exchange Commission (“SEC”) on May 11, 2026, and in other public filings with the SEC in the future.

As a result, you should not place undue reliance on any forward-looking statements. The forward-looking statements made in this press release speak only as of the date of this press release, and Eikon undertakes no obligation to update such forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by law.

Contacts:

Investors

Alfred “Freddie” Bowie, Ph.D., CFO

ir@eikontx.com

Media

Colin Sanford

colin@bioscribe.com

Eikon Therapeutics, Inc.

Condensed Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2026	2025
Operating expenses:
Research and development	$70,047	$56,587
General and administrative	17,290	14,796
Total operating expenses	87,337	71,383
Loss from operations	(87,337)	(71,383)
Interest income (expense), net	4,380	3,160
Other income (expense), net	(1)	(20)
Net loss and comprehensive loss	(82,958)	(68,243)
Impact of preferred stock extinguishments and modifications	—	(6,300)
Net loss attributable to common stockholders	$(82,958)	$(74,543)
Net loss per share attributable to common stockholders, basic and diluted	$(2.46)	$(26.91)
Weighted-average shares of common stock outstanding used in computing net loss per share attributable to common stockholders, basic and diluted	33,700,550	2,770,352

Eikon Therapeutics, Inc.

Condensed Balance Sheet Data

(in thousands)

(Unaudited)

	March 31, 2026	December 31, 2025
Cash, cash equivalents and marketable securities	$596,010	$335,975
Total assets	850,826	594,734
Total liabilities	300,155	312,298
Total stockholders’ equity (deficit)	550,671	(879,034)